Exhibit 99.2

Media Contact: Gillian Moore

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March 31, 2026

Duke Energy completes sale of its Tennessee Piedmont Natural Gas business to Spire

•	Close of transaction previously announced in July 2025
•	Proceeds to help fund industry’s largest regulated capital plan

CHARLOTTE, N.C. – Duke Energy (NYSE: DUK) today announced it has completed the sale of its Tennessee Piedmont Natural Gas business to Spire – one of the largest publicly traded natural gas companies in the country – for $2.48 billion. The agreement was previously announced on July 29, 2025.

Approximately $800 million of the proceeds will be used to pay down debt at Piedmont Natural Gas to maintain its capital structure. The remaining $1.5 billion proceeds, net of tax, will help efficiently fund the industry’s largest regulated capital plan – $103 billion of investments over the next five years – to support a growing system and serve increasing load while keeping customer costs as low as possible.

“Today marks a significant milestone with the successful transition of our Tennessee natural gas business to Spire,” said Harry Sideris, Duke Energy president and chief executive officer. “As we enter a period of record investment, this transaction helps efficiently fund our capital plan – a plan built on safely and reliably meeting our communities’ growing energy needs while managing costs for our more than 10 million customers.”

Sideris added, “I want to thank our Tennessee natural gas teammates for their commitment to industry-leading customer service, safety and operational excellence, as well as the Nashville community for trusting us to serve its growing energy needs for more than 40 years. Spire will carry forward best-in-class service and continue delivering value for Tennessee employees, customers and communities.”

“We’re pleased to welcome Piedmont customers and employees in Tennessee to Spire,” said Scott Doyle, president and chief executive officer of Spire. “This acquisition allows us to expand our core utility business while continuing to do what we do best as a company – safely delivering reliable natural gas to the communities we serve.”

The sale agreement for the Piedmont Natural Gas Tennessee business included nearly 3,800 miles of distribution and transmission pipelines serving more than 200,000 customers. The primary operations will remain in the Greater Nashville area, and the Piedmont Natural Gas employees who primarily support the business have transitioned to Spire to maintain business continuity for its operations and customers.

JP Morgan Securities LLC and RBC Capital Markets LLC served as Duke Energy's financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP served as Duke Energy's transactional legal advisor. In addition, Duke Energy received legal support on certain matters from Holland & Knight. McGuireWoods acted as joint regulatory counsel for both Duke Energy and Spire.

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. The company’s electric utilities serve 8.7 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 55,700 megawatts of energy capacity. Its natural gas utilities serve 1.6 million customers in North Carolina, South Carolina, Ohio and Kentucky.

Duke Energy is executing an energy modernization strategy, keeping customer value at the forefront as it invests in electric grid upgrades and efficient generation resources to strengthen the system and serve growing energy needs.

More information is available at duke-energy.com. Follow Duke Energy on X, LinkedIn, Instagram, TikTok and Facebook for stories about the people and innovations powering its communities.

Piedmont Natural Gas

Piedmont Natural Gas, a subsidiary of Duke Energy, distributes natural gas to more than 1 million residential, commercial, industrial and power generation customers in North Carolina and South Carolina. More information: piedmontng.com. Follow Piedmont Natural Gas: Facebook.

Spire

Spire Inc. (NYSE: SR) believes energy exists to help make people's lives better. It's a simple idea, but one that's at the heart of Spire's company. Every day Spire serves close to 2 million homes and businesses, making it one of the largest publicly traded natural gas companies in the country. Spire helps families and business owners fuel their daily lives through its gas utilities serving Alabama, Mississippi, Missouri and Tennessee. Its natural gas-related businesses include Spire Marketing and Spire Midstream. Spire is committed to transforming its business through growing organically, investing in infrastructure, and driving continuous improvement. Learn more at SpireEnergy.com.

Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2025, and subsequent quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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